Citigroup Inc. Off-Cycle Award Agreement
Summary

Citigroup Inc. (“Citigroup”) hereby grants to Jane Fraser (the “Participant”) the awards summarized below (your “Awards”) pursuant to the Citigroup 2019 Stock Incentive Plan, as amended from time to time (the “Stock Incentive Plan”), the relevant prospectus (the “Prospectus”), and the Citigroup Deferred Cash Award Plan, as amended and restated effective as of January 1, 2015 (“DCAP”).

The terms, conditions and restrictions of your Awards are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”).

For the Awards to be effective, you must accept below acknowledging that you have received and read this Agreement, including the Data Protection Statement. If you do not formally accept the terms and conditions of these Awards within the time period prescribed by Citigroup, the Awards summarized below will be withdrawn and canceled.

Summary of Participant’s Deferred Stock Award (the “Deferred Stock Award”)

Award Date	November 25, 2019
Number of shares	84,027.9645
Vesting dates (and percentage vesting)	November 20, 2020 (25%) November 20, 2021 (25%) November 20, 2022 (25%) November 20, 2023 (25%)
Reference Business (for Performance Vesting Condition in Section 2(a))	Citigroup

Summary of Participant’s Deferred Cash Award (the “Deferred Cash Award”)

Award Date	November 25, 2019
Amount	$6,250,000
Vesting dates (and percentage vesting)	November 20, 2020 (25%) November 20, 2021 (25%) November 20, 2022 (25%) November 20, 2023 (25%)

Acceptance and Agreement by Participant. I hereby accept the Awards described above, and agree to be bound by the terms, conditions, and restrictions of such awards as set forth in this Agreement (which includes the attached Terms and Conditions), the Stock Incentive Plan or the DCAP, as applicable (acknowledging hereby that I have read and that I understand such documents, which includes the Data Protection Statement), and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.    PARTICIPANT'S ACCEPTANCE:

By: ________________________    __________________________
Sara Wechter    Name: Jane Fraser
Head of Human Resources

TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Awards described on the preceding Summary page. The Deferred Stock Award and the Deferred Cash Award are together referred to as the “Awards” and each, an “Award.” All references to a Deferred Stock Award in the Agreement will include dividend equivalents accrued thereon. Except as otherwise provided herein, the “Company” means Citigroup and its consolidated subsidiaries. The “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors or any person having delegated authority from the Committee over the administration of awards granted under the Stock Incentive Plan and DCAP.

1. Participant Acknowledgements. By accepting the Awards, Participant acknowledges that:

(a)Participant has read and understands these Terms and Conditions.

(b)Participant understands that the Awards and all other incentive awards are entirely discretionary. Participant acknowledges that, absent a prior written agreement to the contrary, she has no right to receive the Awards, or any incentive award, that receipt of an Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)Because the Awards are intended to promote employee retention, among other interests, the Awards will be canceled in accordance with the terms of this Agreement if vesting conditions set forth herein are not satisfied or if a clawback provision is applied.

(d)Any actual, anticipated, or estimated financial benefit to Participant from the Awards is not and will not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose. Participant hereby agrees that neither the Awards nor any amounts payable in respect of the Awards will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(e)The value that may be realized from the Deferred Stock Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors. Equity awards are intended to promote stock ownership and to align employees’ interests with those of stockholders. Any monetary value assigned to the Deferred Stock Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.

(f)The Deferred Cash Award is an unsecured general obligation of each employer that employed Participant during the deferral period applicable to an Award and, until paid in accordance with its terms, is subject to the claims of each such employer’s creditors. The currency in which Participant’s Deferred Cash Award is denominated and/or paid and any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

2. Vesting Conditions and Clawbacks. Vesting of any Award is conditioned on Participant’s continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided in this Agreement. If the conditions to vesting as set forth in the Agreement are not satisfied as of the applicable vesting date(s) (including circumstances in which vesting occurs after termination of employment), unvested shares in the Deferred Stock Award and/or the unvested portion of the Deferred Cash Award will be subject to cancelation as set forth in this Agreement.

(a)    Performance Vesting Condition Applicable to Deferred Stock Award.

(i)    Each scheduled vesting of each portion of Participant’s Deferred Stock Award is subject to the following condition (a “Performance Vesting Condition”). If Participant’s Reference Business indicated on the Deferred Stock Award Summary on page 1 of this Agreement (the “Reference Business”) experiences a Pre-Tax Loss for the calendar year immediately preceding a vesting date (the “Performance Year”), the portion of the Deferred Stock Award that is scheduled to vest on such vesting date will be reduced by a percentage, determined as (1) the absolute value of the Pre-Tax Loss experienced by the Reference Business for such Performance Year, divided by (2) the absolute value of the highest Pre-Tax Profit experienced by the Reference Business for the three calendar years prior to the applicable Performance Year (such three-year period being the “Measurement Period”). The amount of “Pre-Tax Profit” (or “Pre-Tax Loss”) for each relevant calendar year is the amount of income (loss) from continuing operations before income taxes of the applicable Reference Business as shown in the Quarterly Financial Data Supplement for the quarter ended December 31 for each such year, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission. Notwithstanding the foregoing, in the event of any Pre-Tax Loss, there will be a minimum 20% reduction of the amount otherwise scheduled to vest.

(ii)    If the absolute value of the Pre-Tax Loss experienced by Participant’s Reference Business for the applicable Performance Year equals or exceeds the absolute value of the highest calendar year Pre-Tax Profit of the Reference Business during the Measurement Period, the entire portion of the Deferred Stock Award that was scheduled to vest immediately following the Performance Year will be canceled.

(iii)    Participant’s Reference Business is selected by the Committee, in its sole discretion, among the following business units with separate public financial statement reporting: Citigroup, Global Consumer Banking (“GCB”), and Institutional Clients Group (“ICG”).

(iv)    The Performance Vesting Condition described in this Section 2(a) and other terms of the Deferred Stock Award do not change during the deferral period of the Award, regardless of Participant’s status as an active or terminated employee or other change in employment status, except for Participant’s death. The Reference Business and the Performance Vesting Condition are not modified solely because Participant transfers employment within the Company or terminates employment with the Company.
(b)    Performance Vesting Condition and Clawback Applicable to Deferred Cash Award.

(i)    Participant’s Deferred Cash Award is subject to the following condition (also a “Performance Vesting Condition”). The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its sole discretion, that Participant has had significant responsibility for a material adverse outcome for Citigroup or any of its businesses or functions. The Committee has the exclusive discretionary authority to determine and define “significant responsibility” and “material adverse outcome” and all other undefined terms in this Agreement.

(ii)    Participant’s Deferred Cash Award is subject to the following clawback condition (the “General Clawback”). The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its judgment, that (1) Participant engaged in behavior (I) constituting misconduct; (II) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (III) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant; or (2) Participant failed to supervise or monitor individuals engaging in, or Participant failed to properly escalate, in accordance with the Company’s policies, behavior (I) constituting misconduct; (II) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (III) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant.

(iii)    The Performance Vesting Condition and General Clawback described in this Section 2(b) and other terms of the Deferred Cash Award do not change during the deferral period of such Award, regardless of Participant’s status as an active or terminated employee or other change in employment status. This Performance Vesting Condition and General Clawback are not modified solely because Participant transfers employment within the Company or terminates employment with the Company.

(c)     Citi Clawback. Any unvested shares in the Deferred Stock Award and/or any unvested portion of the Deferred Cash Award will be canceled or forfeited if the Committee, in its judgment, determines that (i) Participant received the Award based on materially inaccurate publicly reported financial statements, (ii) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (iii) Participant materially violated any risk limits established or revised by senior management and/or risk management, or (iv) Participant has engaged in “gross misconduct” as defined in in this Section 2(c) (the “Citi Clawback”). For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (i) to be in competition during employment by the Company with the Company’s business operations, (ii) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) to be materially injurious to the Company, or (iv) to otherwise constitute gross misconduct under the Company’s guidelines.

(d)    No Interest on Deferred Cash Award. Participant acknowledges that the Deferred Cash Award does not provide for any actual interest or notional interest on deferred payments.

(e)     Additional Conditions.

(i)    The Company shall not be obligated to issue any fractional shares when shares are deliverable. If the Deferred Stock Award includes or results in an entitlement to a fractional share for any reason, the Deferred Stock Award shall be settled in full by issuance of the maximum whole number of shares Participant is entitled to receive and the Company may cancel the fractional share without any compensation to the Participant.

(ii)    All distributions of shares pursuant to the Deferred Stock Award will be net of any shares withheld for taxes, and payments pursuant to the Deferred Cash Award will be net of any amounts withheld for taxes.

(iii)    Once all applicable conditions to vesting have been satisfied, vested Awards will be distributed as soon as administratively practicable, except as may be provided elsewhere in this Agreement. Vesting and distribution or payment in each case are subject to receipt of the information necessary to make required tax payments, compliance with any post-termination stock ownership commitment applicable to Deferred Stock Awards and submission of appropriate documentation of compliance, and confirmation by Citigroup that all applicable conditions to vesting and distribution or payment have been satisfied.

(iv)    Notwithstanding anything in this Agreement to the contrary, the Committee will suspend the vesting, payment, or distribution of any Award pending an investigation into whether there are circumstances that would prevent an Award from vesting under the general vesting conditions or Performance Vesting Conditions, or subject the Award to forfeiture pursuant to the General or Citi Clawbacks.
(v)    If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions are, in fact, not satisfied with respect to any outstanding Award, the Award may be reduced or canceled. If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions were, in fact, not satisfied with respect to an Award that should not have been paid or vested, Participant will be obligated, pursuant to Section 6 of this Agreement, to return or repay to the Company any improperly vested shares or amounts.

3. Termination of Employment and Other Changes in Status. If Participant’s employment with the Company terminates or is interrupted for any reason not described below, unvested Awards will be canceled. For the avoidance of doubt, the unvested Awards will be canceled in the event of voluntary resignation, retirement from Citi under the Rule of 60 as defined under Citi’s Capital Accumulation Program, involuntary termination of Citi employment (whether or not for gross misconduct), or termination of Citi employment by reason of death or disability.

(a)    Transfer to Non-Participating Subsidiary. If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement. For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(b)    Employing Company is Acquired by Another Entity (Change in Control). If Participant is employed by a company or other legal entity where the Company ceases to own at least 50% of the voting power or value of the equity of the employing entity (hereinafter, a “change in control”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement. For purposes of this Section 3(b), “Company” means Citigroup and its consolidated subsidiaries. In the event of a “Change of Control” (as defined in the Stock Incentive Plan) of Citigroup, the Committee, in its sole discretion may, subject only to the limitations specified in the Stock Incentive Plan and in Sections 9, 12, and 13 of this Agreement, take any actions with respect to awards (including these Awards) that are permitted by the Stock Incentive Plan, including, but not limited to, making adjustments that it deems necessary or appropriate to reflect the transaction, or causing awards to be assumed, or new rights substituted therefor, by the surviving entity in such transaction.

(c)    Suspension of Employment. If the Company suspends Participant’s employment (with or without pay) during an investigation, then all vesting of any Award, and the payment of any dividends or dividend equivalents on such Award, will likewise be suspended pending the outcome of the investigation. If Participant’s employment terminates for any reason during or after such investigation, then the termination of employment will, for purposes of the Awards and vesting related thereto, be effective as of the date of the suspension.

4. Transferability.
(a)Unvested Awards may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein will be subject to the debts, contracts or engagements of Participant or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of the Award. During Participant’s lifetime, all rights with respect to the Awards will be exercisable only by Participant, and any and all payments in respect of the Awards will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Awards and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.
(b)Citigroup may assign the legal obligation to pay Participant’s Deferred Cash Award to Participant’s employer without the consent of Participant.

5. Stockholder Rights. Participant will have no voting rights as a stockholder of Citigroup over any shares subject to the Deferred Stock Award, unless and until the shares subject to the Deferred Stock Award are vested. As the Deferred Stock Award is subject to the Performance Vesting Condition, the Deferred Stock Award will accrue dividend equivalents during the vesting period, which will be the same as dividends paid to record holders of shares of outstanding Citigroup stock. Such dividend equivalents will be paid, without interest, if and when, and only to the extent that, the shares subject to the Deferred Stock Award vest and are distributed to Participant. Participant may trade in Citigroup shares and employ personal hedging or pledging strategies with respect to vested and unvested Deferred Stock Awards only as permitted under the Company’s trading policies and applicable local law.

6. Repayment Obligations and Right of Set-Off.

(a) Repayment Obligations. If the Committee determines that all conditions to vesting and payment or distribution of an Award (or any portion thereof) were not satisfied in full, the Committee will cancel such vesting and refuse to issue or distribute shares or cash and immediately terminate Participant’s rights with respect to such Award (or improperly vested portion thereof). If any such Award (or improperly vested portion thereof) has already been paid or distributed, Participant agrees, upon demand, to (i) return to the Company any shares of Citigroup stock or cash amounts distributed or paid to Participant in settlement of such Deferred Stock Award (or improperly vested portion thereof), or (in lieu of returning improperly vested shares) pay an amount equal to the fair market value of such shares on their vesting date, if greater than their fair market value on the date they are due to be returned to the Company; and (ii) pay the Company the amount of any cash paid in settlement of the vesting of such Deferred Cash Award (or improperly vested portion thereof), in each case, without reduction for any shares of Citigroup stock or cash withheld to satisfy withholding tax or other obligations due at the time such distribution or payment that is subsequently determined to have been improperly made.
(b)Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds or securities otherwise payable to Participant pursuant to the Awards or any award under any award program administered by Citigroup to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any award agreement, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates. The Company may not retain such funds or securities and set-off such obligations or liabilities, as described above, until such time as they would otherwise be distributable or payable to Participant in accordance with the applicable award terms. Only after-tax amounts will be applied to set-off Participant’s obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

7. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, brochures, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Awards and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

8. Plan Administration. The Deferred Stock Award described in this Agreement has been granted subject to the terms of the Stock Incentive Plan, and the shares deliverable to Participant in connection with the Deferred Stock Award will be from the shares available for grant pursuant to the terms of the Stock Incentive Plan. The Deferred Cash Award described in this Agreement has been granted subject to the terms of the DCAP. The Committee has the exclusive discretionary authority to make findings of fact, conclusions, and determinations regarding the interpretation of the Agreements or relevant Plan provisions or the administration of the Awards (including but not limited to determining exchange rates for Award settlement), and will have the exclusive and final authority to determine all calculations of all Award amounts. The Committee has the exclusive authority to establish administrative procedures to implement the terms of the Award. Any such procedure will be conclusive and binding on Participant.

9. Adjustments to Awards.

(a)    Capital Structure. In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure (a “Capital Restructuring”), to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee will make such appropriate equitable adjustments as may be permitted by the terms of the Stock Incentive Plan and applicable law, to the number or kind of shares subject to a Deferred Stock Award.

(b)    Equitable Adjustments. In the event of a Capital Restructuring, reorganization of a Reference Business, or change in public reporting of a Reference Business (an “Event”), the Committee will adjust Pre-Tax Profit, Pre-Tax Loss, Participant's Reference Business and any related provision of an Award in a manner consistent with such Event, which adjustment will not require the consent of the affected Participants.

(c)     Modifications. The Committee retains the right to modify Participant’s Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without Participant’s prior consent. Citigroup will furnish or make available to Participant a written notice of any modification through a prospectus supplement or otherwise, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

(d)     Adverse Consequences. Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to an Award.

10. Taxes and Tax Residency Status.

(a)    Compliance. By accepting the Awards, Participant agrees to pay all applicable taxes (or hypothetical tax if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of her income tax residency status and the number and location of travel and workdays outside of her country of income tax residency from the date of the Awards until the vesting of the Awards and the subsequent sale of any shares received in connection with the Deferred Stock Award. Participant also agrees to provide, upon request, complete and accurate information about her tax residency status to Citigroup during such periods, and confirmation of her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information. The Award will be subject to cancelation if Participant fails to make any such required payment.

(b)    Deferred Stock Awards. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the Deferred Stock Award or at such times as otherwise may be required in connection with the Deferred Stock Award, Participant acknowledges that the Company may (but is not required to) provide Participant alternative methods of paying the Company the amount due to the appropriate tax authorities (or to the Company, in the case of hypothetical tax), as determined by the Company. If no method of tax withholding is specified at or prior to the time any tax (or hypothetical tax) is due on the Deferred Stock Award, or if Participant does not make a timely election, the Company will withhold shares from the vested shares that are distributable to Participant to fund any or any portion of tax that is required by law to be withheld, but only if such shares have vested pursuant to the terms of this Agreement. If Participant is a current or former Citigroup Expatriate subject to tax equalization, Participant agrees to promptly pay to the Company, in cash (or by any other means acceptable to the Company), the excess of the amount of hypothetical tax due over the tax withheld with respect to the Deferred Stock Award. Participant agrees that the Company, in its discretion, may require that some or all of the tax (or hypothetical tax) withholding obligations in connection with the Deferred Stock Award or any other equity award must be satisfied in cash only, that timely payment of such amounts when due will be considered a condition to vesting of the Deferred Stock Award (or other subject equity award), and that if the required amounts are not timely remitted to the Company, the Deferred Stock Award (or other subject equity award) may be canceled. Whenever withholding in shares is permitted or mandated by the Company, the number of shares to be withheld will be based on the fair market value, as determined by the Company. Whenever the payment of required withholding tax (or hypothetical tax) in cash is permitted or mandated by the Company and provision for timely payment of such amounts by Participant has not been made, instead of canceling an equity award (as provided above), the Company, in its sole discretion, may sell on behalf of Participant, at Participant’s market risk and expense, the number of shares subject to the award that at the market sale price obtainable for the shares on or as soon as practicable after the due date for the tax (or hypothetical tax) owed by Participant, will produce sufficient proceeds to satisfy Participant’s tax (or hypothetical tax) obligation, and remit such proceeds to the appropriate tax authorities (or in the case of hypothetical tax, retain such proceeds in satisfaction of Participant’s obligation to the Company); any remaining sales proceeds, after deduction for commissions and other reasonable and customary expenses, and any remaining shares (if otherwise distributable to Participant) will be delivered to Participant.

(c)    Deferred Cash Awards. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the Deferred Cash Award or at such times as otherwise may be required in connection with the Deferred Cash Award, the Company will withhold from the vested portion of the Award to the extent permitted by applicable law, or withhold hypothetical tax pursuant to the Citigroup Expatriate policy, and Participant will be paid the after-tax amount. If a tax the Company is required to withhold is due prior to vesting and withholding is prohibited by applicable law or regulatory guidance, Participant will be required to pay the amount of the applicable tax due to the Company. The Deferred Cash Award will be subject to cancelation if Participant fails to make any such required tax payment.

11. Entire Agreement; No Right to Employment. The Stock Incentive Plan, the DCAP plan document, the Prospectus and this Agreement constitute the entire understanding between the Company and Participant regarding the Awards and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12. Compliance with Regulatory Requirements. The Awards may be subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

13. Section 409A and Section 457A Compliance.

(a)    Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer she could be subject to adverse tax consequences if an Award or the plans and program documents are not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and an Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Awards if Citigroup fails to modify the Awards. However, Participant acknowledges that there is no guarantee that the Awards, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)    Specified Employees. If an Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Award be administered, to provide for any distribution of shares or any payment of the Deferred Cash Award to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution or payment will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant will not be entitled to interest, notional interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

14. Arbitration; Conflict; Governing Law; Severability.

(a)    Arbitration. Any disputes related to the Awards will be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association. To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis. Accordingly, Participant may not participate as a class or collective action representative, or as a member of any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum. Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)    Conflict. This Agreement will control in the event of a conflict between this Agreement and the Prospectus. In the event of a conflict between this Agreement and the Stock Incentive Plan and/or the DCAP plan document, the Stock Incentive Plan or the DCAP plan document, as applicable, will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. The terms of this Agreement will be deemed severable so that if any of its provisions will be held void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement will continue in full force and effect, and will be construed and enforced in accordance with the purposes of the Stock Incentive Plan and the DCAP plan document as if the illegal or invalid provision did not exist.

15. Disclosure Regarding Use of Personal Information.

(a)    Data Protection Statement and Use of “Personal Information.”

(i)    Where the General Data Protection Regulation (2016/679) (“GDPR”) applies, please refer to the Data Protection Statement attached as Schedule 1.

(ii)    Where the GDPR does not apply, the following provisions apply:

In connection with the grant of the Awards, and any other award under other incentive award programs, and the implementation and administration of any such programs, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that the Company may collect, process, use, store and transfer for the purposes outlined above includes Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, shall be for the performance of this Agreement and the Company’s internal administration of its incentive award programs, and in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program, including the prevention, detection and prosecution of crime or other grounds of public interest. In accordance with the Company’s personal information and data policies and standards, personal information may be stored in, or accessed from or transferred to countries where data privacy laws may not be as protective as those in the country from which the personal information was provided. Participant agrees to the processing of personal information as described herein under confidentiality and privacy terms to the same standard set out herein. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Stock Incentive Plan and DCAP; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)     Participant’s Consent (not applicable where the GDPR applies). BY ACCEPTING THE AWARDS, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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SCHEDULE 1- DATA PROTECTION STATEMENT (APPLICABLE WHERE THE GDPR APPLIES)

Data Controller	Citigroup Inc.
Data Protection Officer	EMEA Chief Privacy Officer [Contact Information Intentionally Omitted]
Purpose and grounds for data processing
Implementation and administration of DIRAP, CAP, and DCAP, including, a participant’s actual participation, or consideration by the Company for potential future participation, in any similar or equivalent award plan or program.
Data processing is necessary for the performance of this Agreement to which you, the data subject, are party, or in order to take steps in connection with the Company considering you for any future participation in any similar or equivalent award plan or program.

Retention period
The Company will hold your personal information on its systems for the longest of the following periods: (i) as long as is necessary during your participation in DIRAP, CAP or DCAP; (ii) any retention period that is mandated by law; (iii) the Compensation Planning retention periods set out in the Company’s Retention Management Policy which are measured from maturity or from DIRAP, CAP or DCAP being superseded as follows:
Lithuania staff: 6 years
Malta and Romania staff: 10 Years
All other 25 EU countries: 7 Years
US Persons: 6 Years

Categories of Personal Information
Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.

Recipients of Personal Information
(i) Human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States;
(ii) Participant’s U.S. broker and equity account administrator and trade facilitator;
(iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors;
(iv) The Committee or its designee, which is responsible for administering the Plan, DIRAP, CAP and DCAP;
(v) The Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and
(vi) Internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise).

Details of transfers outside the EU
Participant’s personal data may be transferred to the United States or another country that has not been certified by the European Commission as offering equivalent or "adequate protection" to the EU country of your last employment (or current residence). Information that is transferred between Citigroup and its affiliates is done in accordance with the Company’s Binding Corporate Rules. Where personal data is transferred to non-affiliated organizations (for the execution of investments, payments or any other transactions), the Company shall procure that such non-affiliated organizations agree to a similar level of protection as is provided under the Company’s Binding Corporate Rules.

Individual rights

Under the General Data Protection Regulation (EU) 2016/679 individuals have data subject rights including the right to access and correct personal data for data processed by or on behalf of any entity affiliated with the Company in the EU/EEA. You may exercise these rights by sending a written request to the EMEA Chief Privacy Officer identified above.

Right to complain
If you are unhappy with the way the Company has handled your personal information or any privacy query or request that you have raised with the EMEA Chief Privacy Officer, you have a right to lodge a complaint with a competent supervisory authority, in particular in the Member State of your habitual residence or place of work, of an alleged infringement of the GDPR.